EXHIBIT 99.1

News Release	Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Oct. 31, 2018

MEDIA CONTACT:	INVESTOR CONTACTS:
Keith Isbell (918) 573-7308	John Porter (918) 573-0797	Paul Schroedter (918) 573-9673

Williams Reports Third Quarter 2018 Financial Results

TULSA, Okla. – Williams (NYSE: WMB) today announced its financial results for the three and nine months ended Sept. 30, 2018.
Highlights

•	3Q 2018 Net Income Attributable to Williams of $129 Million, Up $96 Million over 3Q 2017

•	3Q Cash Flow From Operations of $746 Million, Up $41 Million over 3Q 2017

•	3Q 2018 Adjusted income per share of $0.24 - Up 60% over 3Q 2017; YTD Adjusted income per share of $0.61 - Up 45% over YTD, 2017

•	3Q 2018 Adjusted EBITDA of $1.196 Billion; Up $83 Million or 7.5% over 3Q 2017

•	3Q 2018 DCF of $768 Million; Up $165 Million or 27% over 3Q 2017

•	3Q 2018 Coverage Ratio is 1.86

•	Williams' Acquisition of Williams Partners Closed on Aug. 10, 2018

•	Sale of Four Corners Area Business for $1.125 Billion Closed on Oct. 1, 2018

•	Acquisition of Discovery DJ Services in Joint Venture with KKR Closed on Aug. 3, 2018

•	Atlantic Sunrise Project Placed into Full Service on Oct. 6, 2018

•	Transco's Rate Case with Increase in Rates Filed on Aug. 31, 2018

CEO Perspective
Alan Armstrong, president and chief executive officer, made the following comments:

"This quarter’s strong execution and results highlight why we are so bullish on the future. Williams has positioned itself as the leading natural gas infrastructure company, now operating as a simplified and focused C-Corp, with an irreplaceable suite of assets, investment grade credit ratings, as well as strong, steady, growing earnings and EBITDA. We continue to enjoy a backlog of attractive investment opportunities, and third-quarter 2018 results reflected continued steady and predictable increases in each of our key financial metrics. With our strong year-to-date financial and operational performance, we see our full-year results trending toward the upper end of our financial guidance for 2018.

"Higher volumes in the Northeast and Transco expansion projects brought online in our Atlantic-Gulf segment helped significantly increase service revenues this quarter. Looking forward, the Atlantic Sunrise project and the Gulf Connector project will drive even higher growth in fourth-quarter 2018 and 2019 on Transco. Importantly, Atlantic Sunrise has opened up new markets for Marcellus producers, and that is now driving accelerated growth in our Northeast G&P business segment. This growth will continue for many years, and immediately upon the heels of Atlantic Sunrise, we have announced another fully-contracted expansion out of the Northeast Pennsylvania area to serve growing markets with Transco's Leidy South Expansion. In addition to the project execution on our pipelines, we are rapidly expanding our gathering systems and plants in the Marcellus, Utica, Haynesville, Powder River, DJ and Wamsutter Basins."

Armstrong added, "I’m pleased with the high level of execution both operationally and at the corporate transaction level. During the period, we closed on the Williams acquisition of Williams Partners, executed an agreement to sell the Four Corners Area business and are now successfully operating the DJ Basin assets that were a part of our joint-venture acquisition with KKR."

Williams Summary Financial Information	3Q		YTD
Amounts in millions, except per-share amounts. Per share amounts are reported on a diluted basis. All amounts are attributable to The Williams Companies, Inc.	2018	2017	2018	2017

GAAP Measures
Cash Flow from Operations	$746	$705	$2,331	$2,231
Net income (loss)	$129	$33	$416	$487
Net income (loss) per share	$0.13	$0.04	$0.46	$0.59

Non-GAAP Measures (1)
Adjusted income	$243	$124	$545	$351
Adjusted income per share	$0.24	$0.15	$0.61	$0.42
Adjusted EBITDA	$1,196	$1,113	$3,441	$3,371
Distributable Cash Flow	$768	$603	$2,135	$1,951
Coverage Ratio	1.86	1.51	1.65	1.63

(1) Schedules reconciling adjusted income from continuing operations, adjusted EBITDA, Distributable Cash Flow and Coverage Ratio (non-GAAP measures) are available at www.williams.com and as an attachment to this news release.

Third-Quarter 2018 Financial Results
Williams reported unaudited third-quarter 2018 net income attributable to Williams of $129 million, an increase of $96 million from third-quarter 2017. The favorable change was driven primarily by a $227 million improvement in operating income due primarily to an increase in service revenues in the Atlantic-Gulf segment associated with Transco expansion projects placed in service in 2017 and 2018, in the Northeast G&P segment from higher gathering volumes, and in the West segment due to higher NGL margins reflecting higher NGL prices. The absence of third-quarter 2017 impairments of certain assets was largely offset by the absence of a gain on the sale of the Company's former Geismar olefins plant that occurred in third-quarter 2017. Income attributable to Williams also benefited from a reduction in income attributable to noncontrolling interests following the WPZ Merger. A $166 million increase in the income tax provision was primarily due to a net increase in valuation allowances on deferred tax assets that may not be realized following the WPZ Merger and higher pre-tax income, partially offset by a decrease in the federal statutory rate with the enactment of Tax Reform.

Year-to-date, Williams reported unaudited net income attributable to Williams of $416 million, a decrease of $71 million versus the same period in 2017. The unfavorable change was driven primarily by a $204 million decrease in Other Investing Income due largely to the absence of a $269 million gain in first-quarter 2017 associated with the transaction involving certain joint-venture interests in the Permian Basin and Marcellus Shale, as well as a $68 million decrease in equity earnings primarily driven by lower earnings at the deepwater Discovery Producer Services and the absence of operating income from the former Geismar olefins plant. The unfavorable change also reflects the previously described increase in the income tax provision along with the absence of the benefit of releasing a $127 million valuation allowance on a capital loss carryover in 2017. Partially offsetting the decrease was an improvement in operating income from our current business segments due largely to an increase in service revenues in the Atlantic-Gulf segment from bringing Transco expansion projects online in 2017 and 2018, and in the Northeast G&P segment from higher gathering volumes. Results also benefited from higher NGL margins in the West segment and the absence of impairments of certain assets during the same reporting period in 2017, largely offset by the absence of the 2017 gain on sale of the Company's former Geismar olefins plant. Income attributable to Williams also benefited from a reduction in income attributable to noncontrolling interests following the WPZ Merger.

Cash Flow From Operations
Cash flow from operations (CFFO) for third-quarter 2018 was $746 million, an increase of $41 million over third-quarter 2017. Year-to-date, Williams’ CFFO totaled $2.331 billion compared with $2.231 billion for the prior year. The improvements compared to the prior year periods were driven by increased operating income, due primarily to an increase in service revenues associated with Transco expansion projects placed in service in 2017 and 2018. Partially offsetting the improvement were unfavorable changes in net working capital. The year-to-date improvement was also partially offset by a decline in distributions from unconsolidated affiliates, primarily from deepwater Discovery Producer Services.

Adjusted Results
Williams reported third-quarter 2018 Adjusted income of $243 million, a $119 million increase over third-quarter 2017. Third-quarter 2018 Adjusted income per share was $0.24, a 60 percent increase over third-quarter 2017 Adjusted income per share of $0.15. Year-to-date, Adjusted income per share was $0.61, a 45 percent improvement over the same nine-month period in 2017. The improvement for both periods was driven by the same factors affecting net income attributable to Williams adjusted primarily for excluding the impairment of certain assets in 2017, the gain on the sale of the former Geismar olefins plant in 2017, and the income tax provision impacts associated with valuation allowances. Year-to-date Adjusted income also excludes the gain on the transaction involving certain joint-venture interests.

Williams reported third-quarter 2018 Adjusted EBITDA of $1.196 billion, an $83 million increase from third-quarter 2017. The year-over-year comparison was unfavorably impacted by $25 million from the adoption of new revenue recognition standards in 2018. The 7.5 percent improvement for third-quarter 2018 over third-quarter 2017 was driven primarily by a $68 million increase in service revenues due largely to Transco expansion projects brought online in 2017 and 2018 in the Atlantic-Gulf segment and higher gathering volumes in the Northeast G&P segment. Additionally, our current business segments benefited from a $37 million improvement in commodity margins.

Year-to-date, Williams reported Adjusted EBITDA of $3.441 billion, an increase of $70 million from the same nine-month reporting period in 2017. The year-over-year comparison was unfavorably impacted by $65 million from the adoption of new revenue recognition standards in 2018. The favorable change was driven by a $233 million increase in service revenues due largely to Transco expansion projects brought online in 2017 and 2018 in the Atlantic-Gulf segment and higher gathering volumes in the Northeast G&P segment. Also contributing to the improvement were $87 million increased commodity margins, which were partially offset by the absence of EBITDA earned by the former Geismar olefins plant, and also by a $58 million decrease in proportional EBITDA from joint ventures due primarily to less production on the deepwater Discovery system. Year-to-date, Williams' current business segments increased Adjusted EBITDA by $153 million versus the same reporting period in 2017.

Distributable Cash Flow
For third-quarter 2018, Williams generated $768 million in distributable cash flow (DCF) compared with $603 million in DCF for third-quarter 2017. DCF was favorably impacted by the Company's improvement in Adjusted EBITDA. Beginning with first-quarter 2018 results, Williams has discontinued the adjustment which removed the DCF associated with 2016 contract restructuring prepayments in the Barnett Shale and Mid-Continent region. For third-quarter 2018, the coverage ratio is 1.86.

Year-to-date, Williams generated $2.135 billion in DCF, a $184 million increase over the same period in 2017. DCF was favorably impacted by the Company's improvement in Adjusted EBITDA and eliminating the adjustment in 2018 involving the removal of DCF associated with 2016 contract restructuring prepayments in the Barnett Shale and Mid-Continent region. Partially offsetting these improvements were higher maintenance capital expenditures compared with the same reporting period in 2017. Year-to-date, the coverage ratio is 1.65.

Business Segment Results
Williams' operations following the Aug. 10, 2018, completion of Williams' acquisition of Williams Partners are comprised of the following reportable segments: Atlantic-Gulf, West, Northeast G&P and Other.

The below table reflects Modified and Adjusted EBITDA results for third-quarter 2018 and year-to-date with comparisons to the previous year for each of the segments.

Williams	Modified and Adjusted EBITDA
Amounts in millions	3Q 2018			3Q 2017			YTD 2018			YTD 2017
	Modified EBITDA	Adjust.	Adjusted EBITDA	Modified EBITDA	Adjust.	Adjusted EBITDA	Modified EBITDA	Adjust.	Adjusted EBITDA	Modified EBITDA	Adjust.	Adjusted EBITDA
Atlantic-Gulf	492	(12)	480	430	1	431	1,418	(16)	1,402	1,334	12	1,346
West	412	12	424	(615)	1,041	426	1,214	5	1,219	126	1,061	1,187
Northeast G&P	281	—	281	115	131	246	786	—	786	588	133	721
Other*	6	5	11	1,009	(999)	10	(49)	83	34	1,100	(983)	117
Totals	$1,191	$5	$1,196	$939	$174	$1,113	$3,369	$72	$3,441	$3,148	$223	$3,371

Note: Williams uses Modified EBITDA for its segment reporting. Definitions of Modified EBITDA and Adjusted EBITDA and schedules reconciling to net income are included in this news release.

*In 2017, Other Modified EBITDA included a $1.095 billion gain on sale of the Company's former Geismar olefins plant, which was sold July 6, 2017.

Atlantic-Gulf
This segment includes Williams' interstate natural gas pipeline, Transco, and significant natural gas gathering and processing and crude oil production handling and transportation assets in the Gulf Coast region, including a 51 percent interest in Gulfstar One (a consolidated entity), which is a proprietary floating production system, and various petrochemical and feedstock pipelines in the Gulf Coast region, as well as a 50 percent equity-method investment in Gulfstream, a 41 percent interest in Constitution (a consolidated entity) which is developing a pipeline project, and a 60 percent equity-method investment in Discovery.

The Atlantic-Gulf segment reported Modified EBITDA of $492 million for third-quarter 2018, compared with $430 million for third-quarter 2017. Adjusted EBITDA increased by $49 million to $480 million for the same time period. The improvement in both measures reflects $43 million increased service revenues driven primarily by Transco's "Big 5" expansion projects placed into service in 2017 and additional expansion projects placed into service in 2018. Partially offsetting these improvements was a $15 million decrease in proportional EBITDA from joint ventures due largely to a decline in volumes on the deepwater Discovery system's Hadrian field.

Year-to-date, the Atlantic-Gulf segment reported Modified EBITDA of $1.418 billion, an increase of $84 million over the same nine-month period in 2017. Adjusted EBITDA increased $56 million to $1.402 billion. The improvement in both measures reflects $159 million increased service revenues driven primarily by Transco's "Big 5" expansion projects placed into service in 2017 and additional expansion projects placed into service in 2018. Partially offsetting the improvement was an $80 million decrease in proportional EBITDA from joint ventures due primarily to a significant decline in volumes on the deepwater Discovery system's Hadrian field and an increase in operating and administrative costs.

West
This segment includes Williams' interstate natural gas pipeline, Northwest Pipeline, and natural gas gathering, processing, and treating operations in Colorado, and Wyoming, as well as the Barnett Shale region of north-central Texas, the Eagle Ford Shale region of south Texas, the Haynesville Shale region of northwest Louisiana, and the Mid-Continent region which includes the Anadarko, Arkoma, Delaware and Permian basins. This reporting segment also includes an NGL and natural gas marketing business, storage facilities, and an undivided 50 percent interest in an NGL fractionator near Conway, Kansas, a 50 percent equity-method investment in OPPL, a 50 percent interest in Jackalope Gas Gathering Services, L.L.C. (Jackalope) (an equity-method investment following deconsolidation as of June 30, 2018) and a 43 percent interest in Rocky Mountain Midstream. Through third-quarter 2018, this segment included natural gas gathering, processing, and treating operations in New Mexico and in Ignacio, Colorado, that were part of the Company's Four Corners Area business, which was sold on Oct. 1, 2018.

The West segment reported Modified EBITDA of $412 million for third-quarter 2018, compared with ($615) million for third-quarter 2017. Adjusted EBITDA decreased by $2 million to $424 million. The improvement in Modified EBITDA was driven primarily by the absence of a $1.021 billion impairment of certain operations from third-quarter 2017, which does not impact Adjusted EBITDA. The decrease in Adjusted EBITDA reflects a $26 million increase in commodity margins due to favorable prices more than offset by $6 million of regulatory charges associated with Northwest Pipeline's approved rates related to Tax Reform and $29 million lower service revenues, which includes an unfavorable change in recognition of deferred revenue driven by the adoption of new accounting standards in 2018. Service revenues would have been $25 million higher if revenue-recognition standards adopted in 2018 had been applied to 2017 results. Adjusted EBITDA for both periods includes estimated Minimum Volume Commitments (MVCs). While estimated MVCs were not recognized in Modified EBITDA until the fourth quarter in 2017, with the adoption of new accounting standards, estimated MVC revenue is recognized earlier in 2018 Modified EBITDA.

Year-to-date, the West segment reported Modified EBITDA of $1.214 billion, an increase of $1.088 billion over the same nine-month period in 2017. Adjusted EBITDA increased by $32 million to $1.219 billion. The improvement in Modified EBITDA was driven primarily by the absence of a $1.021 billion impairment of certain operations in 2017, which does not impact Adjusted EBITDA. The increase in Adjusted EBITDA reflects a $77 million increase in commodity margins due to favorable prices and $14 million lower operating and administrative costs. These improvements were partially offset by $18 million of regulatory charges associated with Northwest Pipeline's approved rates related to Tax Reform and $38 million of decreased service revenues, which includes an unfavorable change in recognition of deferred revenue driven by the adoption of new accounting standards in 2018. Service revenues would have been $65 million higher if revenue-recognition standards adopted in 2018 had been applied to 2017 results. Adjusted EBITDA for both periods includes estimated MVCs, as previously discussed.

Northeast G&P
This segment includes natural gas gathering and processing, compression and NGL fractionation businesses in the Marcellus Shale region primarily in Pennsylvania, New York, and West Virginia and Utica Shale region of eastern Ohio, as well as a 66 percent interest in Cardinal (a consolidated entity), a 62 percent equity-method investment in UEOM, a 69 percent equity-method investment in Laurel Mountain, a 58 percent equity-
method investment in Caiman II, and Appalachia Midstream Services, LLC, which owns an approximate average 66 percent equity-method investment in multiple gas gathering systems in the Marcellus Shale. Williams' natural gas gathering position is the largest in the entire Northeast region.

The Northeast G&P segment reported Modified EBITDA of $281 million for third-quarter 2018, compared with $115 million for third-quarter 2017. Adjusted EBITDA increased by 14 percent or $35 million to $281 million. The improvement in Modified EBITDA reflects the absence of a $121 million impairment of certain operations from third-quarter 2017, which does not impact Adjusted EBITDA. Both measures benefited from $33 million increased service revenues due to higher volumes at the Susquehanna and Ohio River systems and an increase in proportional EBITDA of joint ventures due primarily to prices and volumes in the Bradford gas gathering system and higher volumes in Marcellus South.

Year-to-date, the Northeast G&P segment reported Modified EBITDA of $786 million, an increase of $198 million over the same nine-month period in 2017. Adjusted EBITDA increased by $65 million to $786 million. The improvement in Modified EBITDA reflects the absence of a $121 million impairment of certain operations from the same period in 2017, which does not impact Adjusted EBITDA. Both measures benefited from $59 million increased service revenues due to higher volumes at the Susquehanna and Ohio River systems and an increase in proportional EBITDA of joint ventures due primarily to increased ownership in the Bradford gas gathering system and increased volumes in Marcellus South.

Other Segment
Following Williams' completed acquisition of Williams Partners, this segment now also includes the historical results of our former petchem services business.

The Other segment reported third-quarter 2018 Modified EBITDA of $6 million, a decrease of $1 billion from third-quarter 2017. Adjusted EBITDA increased by $1 million to $11 million. The unfavorable change in Modified EBITDA was driven primarily by the absence of a third-quarter 2017 $1.095 billion gain on the sale of the Company's former Geismar olefins plant, as well as the net unfavorable impact of costs and adjustments related to the WPZ Merger, partially offset by the absence of a $68 million impairment of certain NGL pipeline assets in 2017. These items do not impact Adjusted EBITDA.

Year-to-date, Williams' Other segment reported Modified EBITDA of ($49) million, a decrease of $1.149 billion over the same nine-month reporting period in 2017. Adjusted EBITDA decreased by $83 million to $34 million. The unfavorable change in Modified EBITDA was driven primarily by the absence of a third-quarter 2017 $1.095 billion gain on the sale of the Company's former Geismar olefins plant, the absence of results from the former Geismar olefins plant as well as the net unfavorable impact of costs and adjustments related to the WPZ Merger, partially offset by lower net impairments. The unfavorable change in Adjusted EBITDA reflects the absence of results from the former Geismar olefins plant.

Williams Places Atlantic Sunrise Project into Full Service
After over three years of permitting and a year of construction, the Atlantic Sunrise pipeline project was mechanically completed in September, and received permission from the Federal Energy Regulatory Commission (FERC) to place the whole project in service on Oct. 6, 2018. This nearly $3 billion expansion of the existing Transco natural gas pipeline connects abundant Marcellus gas supplies to growing markets as far south as Alabama.

Williams Completes Sale of Four Corners Area Business to Harvest Midstream Company for $1.125 Billion
On Oct. 1, 2018, Williams announced that it had completed the sale of assets and equity comprising its previous Four Corners Area business in New Mexico and Colorado to Harvest Midstream Company for $1.125 billion in cash. The cash proceeds will contribute to funding Williams’ extensive portfolio of attractive growth capital and investment expenditures, including the company’s recent joint-venture acquisition with KKR of Discovery DJ Services from TPG Growth that was completed Aug. 3, 2018. Under terms of the joint venture, Williams held a 40 percent ownership stake after an initial economic contribution of approximately $469 million to the total purchase price. Williams is also the operator of these assets in the Denver-Julesburg (“DJ”) Basin and holds a majority of governance voting rights in the joint venture. Williams and KKR have renamed the DJ Basin business “Rocky Mountain Midstream LLC.”

Transco Files Rate Case
On Aug. 31, 2018, Transco filed a general rate case with the FERC for an overall increase in rates. In September 2018, with the exception of certain rates that reflected a rate decrease, the FERC accepted and suspended our general rate filing to be effective March 1, 2019, subject to refund and the outcome of a hearing.

Williams' Third-Quarter 2018 Materials to be Posted Shortly; Q&A Webcast Scheduled for Tomorrow
Williams' third-quarter 2018 financial results package will be posted shortly at www.williams.com. The materials will include the analyst package. The Company’s third-quarter earnings conference call and webcast with analysts and investors is scheduled for Thursday, Nov. 1, 2018, at 9:30 a.m. Eastern Time (8:30 a.m. Central Time). A limited number of phone lines will be available at (877) 260-1479. International callers should dial (334) 323-0522. The conference ID is 6597127. A webcast link to the conference call will be provided at www.williams.com. A replay of the webcast will be available on the website for at least 90 days following the event.

Form 10-Q
The company plans to file its third-quarter 2018 Form 10-Q with the Securities and Exchange Commission (SEC) this week. Once filed, the document will be available on both the SEC and Williams websites.

Non-GAAP Measures
This news release and accompanying materials may include certain financial measures – Adjusted EBITDA, adjusted income (“earnings”), adjusted earnings per share, distributable cash flow and dividend coverage ratio – that are non-GAAP financial measures as defined under the rules of the SEC.

Our segment performance measure, Modified EBITDA, is defined as net income (loss) before income (loss) from discontinued operations, income tax expense, net interest expense, equity earnings from equity-method investments, other net investing income, impairments of equity investments and goodwill, depreciation and amortization expense, and accretion expense associated with asset retirement obligations for nonregulated operations. We also add our proportional ownership share (based on ownership interest) of Modified EBITDA of equity-method investments.

Adjusted EBITDA further excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Management believes this measure provides investors meaningful insight into results from ongoing operations.

Distributable cash flow is defined as Adjusted EBITDA less maintenance capital expenditures, cash portion of net interest expense, income attributable to noncontrolling interests and cash income taxes, and certain other adjustments that management believes affects the comparability of results. Adjustments for maintenance capital expenditures and cash portion of interest expense include our proportionate share of these items of our equity-method investments. We also calculate the ratio of distributable cash flow to the total cash dividends paid (dividend coverage ratio). This measure reflects Williams’ distributable cash flow relative to its actual cash dividends paid.

This news release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of assets and the cash that the business is generating.

Neither Adjusted EBITDA, adjusted income, nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

About Williams
Williams (NYSE: WMB) is a premier provider of large-scale infrastructure connecting U.S. natural gas and natural gas products to growing demand for cleaner fuel and feedstocks. Headquartered in Tulsa, Okla., Williams is an industry-leading, investment grade C-Corp with operations across the natural gas value chain including gathering, processing, interstate transportation and storage of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams owns and operates more than 33,000 miles of pipelines system wide - including Transco, the nation’s largest volume and fastest growing pipeline - providing natural gas for clean-power generation, heating and industrial use. Williams’ operations handle approximately 30 percent of U.S. natural gas. www.williams.com

Forward-Looking Statements
The reports, filings, and other public announcements of The Williams Companies, Inc. (Williams) may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical facts, included herein that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in-service date” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and may include, among others, statements regarding:

•	Levels of dividends to Williams stockholders;

•	Future credit ratings of Williams and its affiliates;

•	Amounts and nature of future capital expenditures;

•	Expansion and growth of our business and operations;

•	Expected in-service dates for capital projects;

•	Financial condition and liquidity;

•	Business strategy;

•	Cash flow from operations or results of operations;

•	Seasonality of certain business components;

•	Natural gas and natural gas liquids prices, supply, and demand;

•	Demand for our services.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied herein. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	Whether we are able to pay current and expected levels of dividends;

•	Whether we will be able to effectively execute our financing plan;

•	Availability of supplies, market demand, and volatility of prices;

•	Inflation, interest rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on customers and suppliers);

•	The strength and financial resources of our competitors and the effects of competition;

•	Whether we are able to successfully identify, evaluate and timely execute our capital projects and other investment opportunities;

•
Our ability to acquire new businesses and assets and successfully integrate those operations and assets into existing businesses as well as successfully expand our facilities, and to consummate asset sales on acceptable terms;

•	Development and rate of adoption of alternative energy sources;

•	The impact of operational and developmental hazards and unforeseen interruptions;

•
The impact of existing and future laws and regulations (including but not limited to the Tax Cuts and Jobs Act of 2017 and Colorado Proposition 112), the regulatory environment, environmental liabilities, and litigation, as well as our ability to obtain necessary permits and approvals, and achieve favorable rate proceeding outcomes;

•	Our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risk of our customers and counterparties;

•
Risks related to financing, including restrictions stemming from debt agreements, future changes in credit ratings as determined by nationally-recognized credit rating agencies and the availability and cost of capital;

•	The amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

•	Risks associated with weather and natural phenomena, including climate conditions and physical damage to our facilities;

•	Acts of terrorism, cybersecurity incidents, and related disruptions;

•	Additional risks described in our filings with the Securities and Exchange Commission (SEC).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth herein. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. For a detailed discussion of those factors, see Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K filed with the SEC on February 22, 2018 and in Part II, Item 1A. Risk Factors in our Quarterly Reports on Form 10-Q.
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Reconciliation of Income (Loss) Attributable to The Williams Companies, Inc. to Adjusted Income
(UNAUDITED)
	2017					2018
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year

Income (loss) attributable to The Williams Companies, Inc. available to common stockholders	$373	$81	$33	$1,687	$2,174	$152	$135	$129	$416

Income (loss) - diluted earnings (loss) per common share	$.45	$.10	$.04	$2.03	$2.62	$.18	$.16	$.13	$.46
Adjustments:
Northeast G&P
Share of impairment at equity-method investments	$—	$—	$1	$—	$1	$—	$—	$—	$—
Impairment of certain assets	—	—	121	—	121	—	—	—	—
Ad valorem obligation timing adjustment	—	—	7	—	7	—	—	—	—
Settlement charge from pension early payout program	—	—	—	7	7	—	—	—	—
Organizational realignment-related costs	1	1	2	—	4	—	—	—	—
Total Northeast G&P adjustments	1	1	131	7	140	—	—	—	—
Atlantic-Gulf
Constitution Pipeline project development costs	2	6	4	4	16	2	1	1	4
Settlement charge from pension early payout program	—	—	—	15	15	—	—	—	—
Regulatory adjustments resulting from Tax Reform	—	—	—	493	493	11	(20)	—	(9)
Benefit of regulatory asset associated with increase in Transco’s estimated deferred state income tax rate following WPZ Merger	—	—	—	—	—	—	—	(3)	(3)
Share of regulatory charges resulting from Tax Reform for equity-method investments	—	—	—	11	11	2	—	—	2
Organizational realignment-related costs	1	2	2	1	6	—	—	—	—
(Gain) loss on asset retirement	—	—	(5)	5	—	—	—	(10)	(10)
Total Atlantic-Gulf adjustments	3	8	1	529	541	15	(19)	(12)	(16)
West
Estimated minimum volume commitments	15	15	18	(48)	—	—	—	—	—
Impairment of certain assets	—	—	1,021	9	1,030	—	—	—	—
Settlement charge from pension early payout program	—	—	—	13	13	—	—	—	—
Organizational realignment-related costs	2	3	2	1	8	—	—	—	—
Regulatory adjustments resulting from Tax Reform	—	—	—	220	220	(7)	—		(7)
Charge for regulatory liability associated with the decrease in Northwest Pipeline’s estimated deferred state income tax rates following WPZ Merger	—	—	—	—	—	—	—	12	12
Gains from contract settlements and terminations	(13)	(2)	—	—	(15)	—	—	—	—
Total West adjustments	4	16	1,041	195	1,256	(7)	—	12	5
Other
(Gain) loss related to Canada disposition	(2)	(1)	4	5	6	—	—	—	—
Expenses associated with strategic asset monetizations	1	4	—	—	5	—	—	—	—
Geismar Incident adjustments	(9)	2	8	(1)	—	—	—	—	—
Gain on sale of Geismar Interest	—	—	(1,095)	—	(1,095)	—	—	—	—
Gain on sale of RGP Splitter	—	(12)	—	—	(12)	—	—	—	—
Accrual for loss contingency	9	—	—	—	9	—	—	—	—
Severance and related costs	9	4	5	4	22	—	—	—	—
ACMP Merger and transition costs	—	4	3	4	11	—	—	—	—
Expenses associated with Financial Repositioning	8	2	—	—	10	—	—	—	—
(Gain) loss on early retirement of debt	(30)	—	3	—	(27)	7	—	—	7
Impairment of certain assets	—	23	68	—	91	—	66	—	66
Expenses associated with strategic alternatives	1	3	5	—	9	—	—	—	—
Settlement charge from pension early payout program	—	—	—	36	36	—	—	—	—
Regulatory adjustments resulting from Tax Reform	—	—	—	63	63	—	1	—	1
Benefit of regulatory assets associated with increase in Transco’s estimated deferred state income tax rate following WPZ Merger	—	—	—	—	—	—	—	(45)	(45)
WPZ Merger costs	—	—	—	—	—	—	4	15	19
Charitable contribution of preferred stock to Williams Foundation	—	—	—	—	—	—	—	35	35
Total Other adjustments	(13)	29	(999)	111	(872)	7	71	5	83
Adjustments included in Modified EBITDA	(5)	54	174	842	1,065	15	52	5	72

Adjustments below Modified EBITDA
Gain on disposition of equity-method investment	(269)	—	—	—	(269)	—	—	—	—
Accelerated depreciation by equity-method investments	—	—	—	9	9	—	—	—	—
Change in depreciable life associated with organizational realignment	(7)	—	—	—	(7)	—	—	—	—
Gain on deconsolidation of Jackalope interest	—	—	—	—	—	—	(62)	—	(62)
Allocation of adjustments to noncontrolling interests	77	(10)	(28)	(199)	(160)	(5)	21	—	16
	(199)	(10)	(28)	(190)	(427)	(5)	(41)	—	(46)
Total adjustments	(204)	44	146	652	638	10	11	5	26
Less tax effect for above items	77	(17)	(55)	(246)	(241)	(3)	(3)	(1)	(7)
Adjustments for tax-related items (1)	(127)	—	—	(1,923)	(2,050)	—	—	110	110

Adjusted income available to common stockholders	$119	$108	$124	$170	$521	$159	$143	$243	$545
Adjusted diluted earnings per common share (2)	$.14	$.13	$.15	$.20	$.63	$.19	$.17	$.24	$.61
Weighted-average shares - diluted (thousands)	826,476	828,575	829,368	829,607	828,518	830,197	830,107	1,026,504	896,322

(1) The first quarter of 2017 includes an unfavorable adjustment related to the release of a valuation allowance. The fourth quarter of 2017 includes an unfavorable adjustment to reverse the tax benefit associated with remeasuring our deferred tax balances at a lower corporate rate resulting from Tax Reform. The third quarter of 2018 reflects tax adjustments driven by the WPZ Merger, primarily a valuation allowance for foreign tax credits.

(2) The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.

Reconciliation of Distributable Cash Flow (DCF)
(UNAUDITED)
	2017					2018
(Dollars in millions, except coverage ratios)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year

The Williams Companies, Inc.
Reconciliation of GAAP "Net Income (Loss)" to Non-GAAP "Modified EBITDA", "Adjusted EBITDA" and "Distributable cash flow"

Net income (loss)	$569	$193	$125	$1,622	$2,509	$270	$269	$200	$739
Provision (benefit) for income taxes	37	65	24	(2,100)	(1,974)	55	52	190	297
Interest expense	280	271	267	265	1,083	273	275	270	818
Equity (earnings) losses	(107)	(125)	(115)	(87)	(434)	(82)	(92)	(105)	(279)
Other investing (income) loss - net	(272)	(2)	(4)	(4)	(282)	(4)	(68)	(2)	(74)
Proportional Modified EBITDA of equity-method investments	194	215	202	184	795	169	178	205	552
Depreciation and amortization expenses	442	433	433	428	1,736	431	434	425	1,290
Accretion for asset retirement obligations associated with nonregulated operations	7	9	7	10	33	8	10	8	26
Modified EBITDA	1,150	1,059	939	318	3,466	1,120	1,058	1,191	3,369
EBITDA adjustments	(5)	54	174	842	1,065	15	52	5	72
Adjusted EBITDA	1,145	1,113	1,113	1,160	4,531	1,135	1,110	1,196	3,441

Maintenance capital expenditures (1)	(58)	(105)	(143)	(165)	(471)	(110)	(160)	(138)	(408)
Net interest expense - cash portion (2)	(289)	(280)	(271)	(271)	(1,111)	(273)	(275)	(270)	(818)
Cash taxes	(5)	(1)	(11)	(11)	(28)	(1)	(10)	(1)	(12)
Income attributable to noncontrolling interests (3)	(27)	(32)	(27)	(27)	(113)	(25)	(24)	(19)	(68)
WPZ restricted stock unit non-cash compensation	2	1	1	1	5	—	—	—	—
Amortization of deferred revenue associated with certain 2016 contract restructurings (4)	(58)	(58)	(59)	(58)	(233)	—	—	—	—
Distributable cash flow	$710	$638	$603	$629	$2,580	$726	$641	$768	$2,135

Total cash distributed (5)	$400	$400	$400	$401	$1,601	$438	$443	$412	$1,293

Coverage ratios:
Distributable cash flow divided by Total cash distributed	1.78	1.60	1.51	1.57	1.61	1.66	1.45	1.86	1.65
Net income (loss) divided by Total cash distributed	1.42	0.48	0.31	4.04	1.57	0.62	0.61	0.49	0.57

(1) Includes proportionate share of maintenance capital expenditures of equity investments.
(2) Includes proportionate share of interest expense of equity investments.
(3) Excludes allocable share of certain EBITDA adjustments.
(4) Beginning first quarter 2018, as a result of the extended deferred revenue amortization period under the new GAAP revenue standard, we have discontinued the adjustment associated with these 2016 contract restructuring payments. The adjustments would have been $32 million, $31 million, and $32 million for the first, second, and third quarters of 2018, respectively.

(5) Includes cash dividends paid each quarter by WMB, as well as the public unitholders share of distributions declared by WPZ for the 2017 periods and the first two quarters of 2018.

Reconciliation of "Net Income (Loss)" to “Modified EBITDA” and Non-GAAP “Adjusted EBITDA”
(UNAUDITED)
	2017					2018
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year

Net income (loss)	$569	$193	$125	$1,622	$2,509	$270	$269	$200	$739
Provision (benefit) for income taxes	37	65	24	(2,100)	(1,974)	55	52	190	297
Interest expense	280	271	267	265	1,083	273	275	270	818
Equity (earnings) losses	(107)	(125)	(115)	(87)	(434)	(82)	(92)	(105)	(279)
Other investing (income) loss - net	(272)	(2)	(4)	(4)	(282)	(4)	(68)	(2)	(74)
Proportional Modified EBITDA of equity-method investments	194	215	202	184	795	169	178	205	552
Depreciation and amortization expenses	442	433	433	428	1,736	431	434	425	1,290
Accretion expense associated with asset retirement obligations for nonregulated operations	7	9	7	10	33	8	10	8	26
Modified EBITDA	$1,150	$1,059	$939	$318	$3,466	$1,120	$1,058	$1,191	$3,369

Northeast G&P	$226	$247	$115	$231	$819	$250	$255	$281	$786
Atlantic-Gulf	450	454	430	(96)	1,238	451	475	492	1,418
West	385	356	(615)	286	412	413	389	412	1,214
Other	89	2	1,009	(103)	997	6	(61)	6	(49)
Total Modified EBITDA	$1,150	$1,059	$939	$318	$3,466	$1,120	$1,058	$1,191	$3,369

Adjustments included in Modified EBITDA (1):

Northeast G&P	$1	$1	$131	$7	$140	$—	$—	$—	$—
Atlantic-Gulf	3	8	1	529	541	15	(19)	(12)	(16)
West	4	16	1,041	195	1,256	(7)	—	12	5
Other	(13)	29	(999)	111	(872)	7	71	5	83
Total Adjustments included in Modified EBITDA	$(5)	$54	$174	$842	$1,065	$15	$52	$5	$72

Adjusted EBITDA:

Northeast G&P	$227	$248	$246	$238	$959	$250	$255	$281	$786
Atlantic-Gulf	453	462	431	433	1,779	466	456	480	1,402
West	389	372	426	481	1,668	406	389	424	1,219
Other	76	31	10	8	125	13	10	11	34
Total Adjusted EBITDA	$1,145	$1,113	$1,113	$1,160	$4,531	$1,135	$1,110	$1,196	$3,441

(1) Adjustments by segment are detailed in the "Reconciliation of Income (Loss) Attributable to The Williams Companies, Inc. to Adjusted Income," which is also included in these materials.